SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

Certification  and Notice  of Termination  of Registration  under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
Securities Exchange Act of 1934.

                                 Commission File Number   000-16970

              CALIFORNIA FINANCIAL HOLDING COMPANY
     (Exact name of registrant as specified in its charter)

              CALIFORNIA FINANCIAL HOLDING COMPANY
                        501 WEBER AVENUE
                   STOCKTON, CALIFORNIA 95203
                         (209) 948-6870
       (Address, including zip code, and telephone number,
              including area code, of registrant's
                  principal executive offices)

             COMMON STOCK, PAR VALUE $0.01 PER SHARE
    (Title of each class of securities covered by this Form)

                              NONE
           (Titles of all other classes of securities
                for which a duty to file reports
              under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  (x)      Rule 12h-3(b)(1)(ii) ( )
     Rule 12g-4(a)(1)(ii) ( )      Rule 12h-3(b)(2)(i)  ( )
     Rule 12g-4(a)(2)(i)  ( )      Rule 12h-3(b)(2)(ii) ( )
     Rule 12g-4(a)(2)(ii) ( )      Rule 15d-6           ( )
     Rule 12h-3(b)(1)(i)  ( )

     Approximate  number   of  holders  of   record  as  of   the
certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934 Temple-Inland Inc., as the successor by merger to California Financial Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   July 25, 1997              BY:  /s/ M. Richard Warner
                                   M.   Richard   Warner,    Vice
                                   President, General Counsel and
                                   Secretary